Exhibit 99.1

Media Contact

Don Cowan

858.523.6622 or 619.417.5244

don.cowan@amnhealthcare.com

AMN Healthcare Appoints Dr. Michael Johns to its Board of Directors

Current Emory University chancellor and former Johns Hopkins dean

SAN DIEGO, Dec. 23, 2008 – AMN Healthcare Services, Inc. (NYSE: AHS), the nation’s largest healthcare staffing company, announced today that Michael Johns, M.D., chancellor of Emory University in Atlanta, has joined the company’s Board of Directors.

“Dr. Johns brings a wealth of knowledge and experience in leading complex administrative and academic organizations to new levels of excellence and service,” said Douglas D. Wheat, Chairman of the Board of AMN Healthcare. “Dr. Johns is widely renowned as a catalyst of new thinking in many areas of health policy and education of healthcare professionals. We look forward to him bringing his valuable perspective to AMN Healthcare’s board.”

“As healthcare providers and our nation’s legislative leadership escalate their exploration of innovative ways to improve the quality of care and the cost of care, this is an exciting time to join the AMN Healthcare board,” Dr. Johns said. “AMN Healthcare has delivered significant value to healthcare provider organizations and individual clinicians for over two decades, and I believe they are well-positioned to continue to evolve with the changing needs of their clients. I am looking forward to working with the company’s directors and management team.”

Before becoming Emory University’s fifth chancellor on October 1, 2007, Dr. Johns led the Woodruff Health Sciences Center at Emory University from 1996 to 2007, which includes the School of Medicine, the Nell Hodgson Woodruff School of Nursing, the Rollins School of Public Health, the Yerkes National Primate Research Center, and Emory Healthcare, the largest, most comprehensive health care system in Georgia.

With an annual budget of $2.1 billion, the Woodruff Health Sciences Center consists of more than 2,000 faculty and more than 1,500 adjunct faculty and collaborative scientists. These faculty and more than 13,000 staff help make Emory one of the four largest private employers in the Atlanta, GA metro area.

From 1990 to 1996, Dr. Johns was Dean of the Johns Hopkins School of Medicine and Vice President of the Medical Faculty at Johns Hopkins University. Under his leadership, the medical school moved into first place among all medical schools in sponsored research, completely revamped its curriculum to meet the challenges of a new era in healthcare, and developed a technology transfer program, which is considered a model of its kind. As head of the physician practice plan, he led the physicians at The Johns Hopkins Hospital, consistently ranked number one in the nation by U.S. News & World Report.

Dr. Johns also serves on a variety of private-sector and philanthropic boards, including Johnson & Johnson (JNJ) since 2005, the Genuine Parts Company (GPC) since 2000, the National Health Museum since 2008, and was recently appointed by the U.S. Secretary of Defense as a member of the Uniformed Services University of the Health Sciences (USU) Board of Regents. He is a past member of the Board of the Georgia Cancer Coalition, Blue Cross and Blue Shield of Maryland, Williams and Wilkins Company, I-Trax, Inc., and the Georgia Tech Research Center Inc.

Dr. Johns was elected to the Institute of Medicine (IOM) in 1993. He has served as a member of the IOM Council, as Vice Chair of the Council of the IOM, and on many IOM committees. He is a Fellow of the American Association for the Advancement of Science, and past Chairman of the Council of Teaching Hospitals of the Association of American Medical Colleges (AAMC). He was Editor of the Archives of Otolaryngology from 1992 to 2005, and serves on the editorial board of the Journal of the American Medical Association. He chairs the Journal Oversight Committee of the journal Academic Medicine.

Dr. Johns received his bachelor’s degree and continued with graduate studies in biology at Wayne State University in his hometown of Detroit. In 1969, he graduated with distinction from the University of Michigan Medical School.

About AMN Healthcare

AMN Healthcare Services, Inc. is the largest healthcare staffing company in the United States and the largest nationwide provider in all three of its business segments: travel nurse and allied staffing, locum tenens staffing (temporary physician staffing), and physician permanent placement services. AMN Healthcare recruits healthcare professionals both nationally and internationally and places them on variable lengths of assignments and in permanent positions at acute-care hospitals, physician practice groups and other healthcare settings throughout the United States. For more information, visit http://www.amnhealthcare.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company based these forward-looking statements on its current expectations and projections about future events. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Factors that could cause actual results to differ from those implied by the forward-looking statements contained in this press release are set forth in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K. These statements reflect the company’s current beliefs and are based upon information currently available to it. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated with the passage of time.

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